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                                                                     EXHIBIT 5.1

                                 August 20, 2002

Environmental Power Corporation
One Cate Street, 4/th/ Floor
Portsmouth, New Hampshire 03801

         Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Environmental Power Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the "Registration Statement") of (i) an aggregate of 3,000,000 shares of the Company's common stock, $0.01 par value per share (the "Incentive Shares"), which are to be offered and sold to employees, officers, consultants, independent contractors and non-employee directors under the Company's 2001 Stock Incentive Plan (the "Incentive Plan"), (ii) an aggregate of 2,000,000 shares of the Company's common stock (the "Director Shares"), which are issuable upon the exercise of options (the "Director Options") to purchase shares of common stock which may have been granted and which may be granted to outside directors of the Company under the Company's 2002 Director Option Plan (the "Director Plan"), and (iii) an aggregate of 450,000 shares of the Company's common stock (the "Weisberg Shares" and, together with the Director Shares, the "Option Shares"), which are issuable upon the exercise of options (the "Weisberg Options" and, together with the Director Options, the "Options") to purchase shares of common stock which were granted to Robert I. Weisberg pursuant to certain Stock Option Agreements (the "Weisberg Agreements").

         We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.

         Members of our firm are admitted to the Bar of the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

         Based on the foregoing, we are of the opinion that (i) the Option Shares issuable upon exercise of the Options issued or issuable under the Director Plan and the Weisberg Agreements will be validly issued, fully paid and nonassessable when issued in accordance with the Director Plan and the Weisberg Agreements, respectively, and (ii) the Incentive Shares have been duly authorized and, upon issuance, delivery and payment thereof in accordance with the terms of the Incentive Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

                                Very truly yours,
                                /s/ Dorsey & Whitney